RCN Reports Third Quarter 2006 Results
EBITDA Grows to $35M; Generated $11M in Free Cash Flow
Added 6K Customers, 12K RGUs; ARPC and Bundle Rate Remain Strong
Commercial Revenue Reaches $22M, +5% Quarter-over-Quarter
Strong Execution Drives Increase in Financial Outlook

Herndon, VA, November 9, 2006 - RCN Corporation (NASDAQ: RCNI), a leading provider of triple play communication services, today announced its results for the third quarter 2006.

“RCN’s impressive customer, EBITDA and free cash flow growth in the third quarter demonstrate continued execution against our balanced strategy,” stated James F. Mooney, Chairman of RCN’s board of directors. “In a stronger seasonal period, RCN accelerated subscriber gains, and additional cost savings offset investments in customer acquisition and retention, enabling EBITDA to grow by nearly 40% from last year and leading us to increase our financial outlook. In addition, the announced sale of our San Francisco system represents a key milestone in our asset portfolio management strategy. With a state-of-the art network in key strategic markets, industry-leading customer metrics, a track record of consistent execution, and a flexible balance sheet, RCN remains well-positioned for success.”

Third Quarter 2006 Results

Due to RCN’s intention to sell its California assets, results of operations from RCN’s California properties are reflected in “income (loss) from discontinued operations.” For ease of comparison to RCN’s previously reported results, both the summary headlines above and the following discussion include results from RCN’s California properties as if they were still reflected in continuing operations. See page 10 for a reconciliation of these adjusted results to RCN’s reported results.

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Total revenue increased 14% to $158 million compared to $139 million in the third quarter of 2005, and was relatively flat compared to $157 million in the second quarter of 2006. The increase versus the third quarter of 2005 was driven by the acquisition of CEC, and by a 5% increase in core residential revenue, due to an increase in average revenue per customer (ARPC) to $108. Core residential revenue decreased slightly from last quarter due to a $1 sequential decrease in ARPC related to seasonal promotional activity. Commercial revenue was $22 million during the third quarter, compared to $7 million in the third quarter of 2005 and $21 million last quarter.

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EBITDA of $35 million increased 49% from $23 million in the third quarter of 2005 and increased 11% from $31 million in the second quarter of 2006, excluding last quarter’s $5 million benefit related to the settlement of disputed network charges. Q306 results include a $3 million reduction in accrued programming expenses related to a change in accounting estimate; without this benefit, Q306 EBITDA would have been $32 million, a 37% increase from the third quarter of 2005, and a 2% increase from last quarter, excluding last quarter’s $5 million network cost benefit. EBITDA is a non-GAAP financial measure - see “Non-GAAP Measures” below.

–	Capital expenditures were $26 million compared to $17 million in the third quarter of 2005 and $19 million in the second quarter of 2006.

–	RCN ended the quarter with $203 million in outstanding debt and $111 million in cash, cash equivalents, and short-term investments.
–	RCN had approximately 424,000 customers as of September 30, 2006 versus 418,000 as of June 30, 2006.

Peter D. Aquino, President and Chief Executive Officer of RCN, stated, “In the third quarter, RCN continued to raise the bar on our performance, accelerating subscriber and RGU wins in all markets by delivering customers increased flexibility, customization and content. Our new, innovative Hispanic digital tier, the most comprehensive in the industry, is a significant accomplishment and sets a benchmark for future packages under development. We also expanded our 20mbps broadband service, launched a downloadable music package, and are testing a wireless offering in Boston and a softswitch platform with Cedar Point. Our Commercial business continues to grow revenue and EBITDA, driven in large part by synergies created from our CEC acquisition. Our focus remains on execution and innovation to achieve our objectives for the remainder of the year.”

Key Third Quarter Accomplishments

Revenue Growth
–	Added approximately 6,000 new customers compared to a loss of 2,000 customers in the third quarter of 2005; customer installs increased 1% from last year and 16% sequentially
–	Launched 20mbps down/2mbps up Internet service in New York and Lehigh Valley markets, as well as digital phone service in the Lehigh Valley market
–	Added/upgraded approximately 14,000 homes, bringing year-to-date total to approximately 41,000 new/rebuilt homes
–
Launched MiVisión, an innovative, industry-leading Hispanic cable programming tier designed to increase flexibility and choice for Hispanic customers - offers high-quality, content-rich Hispanic programming through 36 distinctive channels, in four themed à la carte packages

–	Enhanced music subscription offering with launch of MusicToGo, a service featuring unlimited downloads to portable music devices of 2 million+ songs available through monthly subscription
–
Launched RCN QuickConnect product suite, providing automated activation and self-support for Internet products and services - designed to increase customer satisfaction, reduce trouble calls and lower service costs

–	Won 2 Lehigh Valley market awards: the 2006 Reader's Choice Award as the best cable/phone company; and the "Best in the Valley" award sponsored by Lehigh Valley Magazine

Cost Reductions
–	Reduced general and administrative costs as a percent of revenue by over 400 basis points year-over-year through headcount reductions, as well as lower property taxes and corporate support costs

Asset Portfolio
–
Reached definitive agreement to sell San Francisco assets to Astound Broadband for $45 million in cash, or approximately $2,500 per customer; the transaction is expected to close in early 2007 pending customary regulatory and other approvals

Reported Results

Revenue from continuing operations increased to $150 million in the third quarter of 2006, compared to $131 million in the third quarter of 2005 and $149 million in the second quarter of 2006. Net loss from continuing operations improved to $23 million in the third quarter of 2006, compared to $42 million in the third quarter of 2005 and $26 million in the second quarter of 2006.

2006 Financial Outlook

RCN is adjusting its full-year 2006 Outlook as follows:
–	Revenue of approximately $616-618 million (including $31-32 million from California)
–	EBITDA of approximately $130-132 million (including $5-6 million from California)
–	Capital expenditures of approximately $88-90 million (including $2-3 million from California)

Michael T. Sicoli, Chief Financial Officer of RCN, stated, “RCN’s third quarter performance showed a continuation of the strong momentum built up during the first half of the year, which we have reflected in our updated full-year outlook. In addition, during the third quarter we generated $11 million of free cash flow, an important milestone for RCN, positioning us to achieve our goal of generating positive free cash flow for the second half of 2006.”

Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles throughout this press release, RCN has presented non-GAAP financial measures, such as EBITDA, EBITDA Margin, and ARPC. RCN believes that these non-GAAP measures, viewed in addition to and not in lieu of its reported GAAP results, provide useful information to investors because they are an integral part of RCN’s internal evaluation of operating performance. In addition, they are measures that RCN uses to evaluate management’s effectiveness. A reconciliation schedule to the comparable GAAP measures is available on pages 10-12. RCN’s non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Third Quarter Conference Call

Management will conduct a conference call to discuss third quarter results and its strategic outlook today at 8:30 AM Eastern time. Be sure to dial into the call 10 to 15 minutes before start time. The dial in number for the call is 888-529-1782, conference ID: 7210609. The call is also being webcast with an accompanying slide presentation, which can be accessed at http://investor.rcn.com/calendar.cfm. A replay of this conference call will be available from 11:30 AM today until 11:59 PM Eastern time on November 16, 2006. The dial in number for the replay is 706-645-9291; the conference ID is the same as above. The webcast and slides will also be archived on RCN’s website.

About RCN Corporation

RCN Corporation, http://www.rcn.com, is one of the largest facilities-based competitive providers of bundled cable, high-speed internet and phone services delivered over its own fiber-optic local network to residential and small business customers in some of the most densely populated markets in the U.S. RCN Business Solutions also provides high-capacity data, video and voice services to a growing number of business customers. RCN provides service in the Boston, New York, Eastern Pennsylvania, Washington, D.C., and Chicago metropolitan markets; its San Francisco and Los Angeles assets have been classified as discontinued pending sale. RCNI-Q

RCN Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN's Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

Contacts:	Richard Ramlall, SVP Strategic and External Affairs, RCN, 703-434-8430
Carolyn Capaccio, Lippert/Heilshorn & Associates, 212-838-3777

(Tables follow)

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005

Revenues	$149,688	$131,223	$434,863	$398,345
Costs and expenses:
Direct expenses	49,278	45,280	144,523	142,350
Selling, general and administrative (including stock based compensation)	71,289	67,827	210,749	197,759
Non-cash issuance of warrants	-	-	-	564
Impairments, exit costs and restructuring	1,288	4,310	4,614	3,697
Depreciation and amortization	47,813	47,094	144,137	136,359

Operating loss	(19,980)	(33,288)	(69,160)	(82,384)

Investment income	1,347	1,491	4,439	4,007
Interest expense	(4,295)	(10,712)	(20,344)	(31,331)
Gain on sale of investment in unconsolidated entity	-	-	125,377	-
(Loss) gain on sale of assets	(47)	35	(1,913)	2,758
Loss on early extinguishment of debt	-	-	(19,252)	-
Other income, net	3	853	31	2,461

(Loss) income before income taxes, discontinued operations and cumulative effect of a change in accounting for legal fees	(22,972)	(41,621)	19,178	(104,489)

Income tax expense	-	14	7,467	695

(Loss) income from continuing operations before cumulative effect of a change in accounting for legal fees	(22,972)	(41,635)	11,711	(105,184)

(Loss) income from discontinued operations, net of tax of $0	141	(462)	1,112	(263)

(Loss) income before cumulative effect of a change in accounting for legal fees	(22,831)	(42,097)	12,823	(105,447)

Cumulative effect of a change in accounting for legal fees	-	-	-	2,600

Net (loss) income	$(22,831)	$(42,097)	$12,823	$(102,847)

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)
(unaudited)

	September 30,	December 31,
ASSETS	2006	2005
Current assets:
Cash and cash equivalents	$44,126	$70,906
Short-term investments	67,232	72,111
Accounts receivable, net of allowance for doubtful accounts of $5,027 and $3,535	59,306	45,863
Unbilled revenues	482	627
Assets held for sale	36,577	39,274
Prepayments and other current assets	18,511	13,426

Total current assets	226,234	242,207

Property, plant and equipment, net of accumulated depreciation of $297,207 and $169,776	629,943	672,413
Investment in unconsolidated entity	-	184,896
Intangible assets, net of accumulated amortization of $33,254 and $19,277	105,696	116,453
Long-term restricted investments	15,858	17,568
Deferred charges and other assets	12,797	20,403

Total assets	$990,528	$1,253,940
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$21,291	$23,391
Advance billings and customer deposits	40,319	34,271
Accrued expenses and other	64,728	70,661
Accrued employee compensation and related expenses	17,804	16,652
Accrued exit costs	3,367	3,106
Current portion of long-term debt and capital lease obligations	884	3,648
Liabilities related to assets held for sale	5,238	5,589
Current liabilities of discontinued operations	1,277	1,422
Total current liabilities	154,908	158,740
Long-term debt and capital lease obligations, net of current portion	202,053	488,449
Other long-term liabilities	44,520	43,849
Total liabilities	401,481	691,038
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 37,278,319 and 36,825,941 shares issued and outstanding	366	360
Committed stock, par value $0.01, 625,099 and 797,938 shares committed	6	8
Committed capital in excess of par	24,399	25,549
Additional paid-in-capital	692,369	669,762
Treasury stock, 56,758 shares at cost at September 30, 2006	(1,388)	-
Accumulated deficit	(126,975)	(139,800)
Accumulated other comprehensive income	270	7,023
Total stockholders' equity	589,047	562,902

Total liabilities and stockholders' equity	$990,528	$1,253,940

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Nine months ended September 30,
	2006	2005

Cash flows from operating activities:
Net income (loss)	$12,823	$(102,847)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	(1,112)	263
Loss on early extinguishment of debt	19,252	-
Accretion of discounted debt	1,663	3,396
Amortization of deferred financing costs	1,090	1,773
Non-cash stock based compensation	13,953	3,982
Non-cash issuance of warrants	-	563
Gain on sale of investment in unconsolidated entity	(125,377)	-
Loss (gain) on sale of assets	1,913	(2,484)
Depreciation and amortization	144,142	136,358
Provision for doubtful accounts	8,587	6,885
Cumulative effect of a change in accounting for legal fees	-	(2,600)
Impairments, exit costs and restructuring	4,614	5,904

	81,548	51,193
Net change in certain assets and liabilities, net of business acquisitions
Accounts receivable and unbilled revenues	(13,602)	(859)
Accounts payable	(2,932)	(6,041)
Accrued expenses	(13,671)	(5,976)
Unearned revenue, advanced billing and customer deposits	6,048	(659)
Other assets and liabilities	(9,632)	7,083
Payment of deferred reorganization costs	-	(11,844)

Net cash provided by operating activities - continuing operations	47,759	32,897

Net cash provided by operating activities - discontinued operations	5,193	2,829

Net cash provided by operating activities	52,952	35,726

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Nine months ended September 30,
	2006	2005
Cash flows from investing activities:
Additions to property, plant and equipment	$(58,855)	$(48,677)
Acquisition, net of cash acquired	(38,462)	-
Decrease in short-term investments	5,022	84,139
Proceeds from sale of assets	865	4,759
Proceeds from sale of investment in unconsolidated entity	307,467	-
Decrease in investments restricted for debt service	1,710	6,817

Net cash provided by investing activities - continuing operations	217,747	47,038

Net cash used in investing activities - discontinued operations	(1,880)	(5,012)

Net cash used in investing activities	215,867	42,026

Cash flows from financing activities:
Repayment of long-term debt including debt premiums	(371,973)	(4,702)
Payment of debt issuance costs	(4,412)	-
Debt proceeds	75,000	-
Payments of capital lease obligations	(339)	(422)
Proceeds from the exercise of stock options	7,513	1,410
Purchase of treasury stock	(1,388)	-

Net cash used in financing activities - continuing operations	(295,599)	(3,714)

Net (decrease) increase in cash and cash equivalents	(26,780)	74,038
Cash and cash equivalents at beginning of period	70,906	54,351

Cash and cash equivalents at end of period	$44,126	$128,389

Supplemental disclosures of cash flow information
Cash paid during the periods for:
Interest	$19,778	$23,885

Income taxes	$7,467	$-

RCN CORPORATION
SELECTED OPERATING METRICS
(Including Discontinued Operations)

	Q3 2006 (1)	Q2 2006 (1)	Q3 2005
Revenues (Consolidated):
Video	64,838	65,659	62,438
Data	32,636	31,988	27,350
Voice	32,523	32,583	34,820
Other	1,727	2,019	1,238
Total Core Residential	131,723	132,249	125,846
Commercial	21,552	20,587	6,758
Dial - Up	3,006	3,361	4,683
Recip Comp / Other	1,318	1,098	1,523
Total	$157,599	$157,295	$138,810

RGUs:
Voice	268,000	271,000	275,000
Video	372,000	369,000	371,000
Data	269,000	257,000	238,000
Total RGUs(1)	909,000	897,000	884,000

Number of Customers(1)	424,000	418,000	411,000

% Customers in Bundles	67%	68%	67%

Average Monthly Revenue Per Customer (ARPC) (2)	$108	$109	$102

(1) Reflects new customer and RGU reporting methodology effective January 1, 2006; Customer and RGU amounts may not be comparable to those reported in prior periods. Refer to RCN's Annual Report on Form 10-K/A for the year ended December 31, 2005 for additional information regarding this change.

(2) ARPC for 2005 has been calculated under the old methodology because customer counts under the new methodology are not available prior to January 1, 2006, the effective date of the change. Based on our estimates of customer counts under the new methodology prior to the effective date of the change, we do not believe that the change in methodology would have a material impact on ARPC as previously reported.

RCN Corporation
Non-GAAP Reconciliation

(1) For ease of comparison to previously reported results, the following figures include results from RCN’s California properties, which have been classified as “discontinued operations” as a result of RCN’s announced intention to sell its California assets.

	For the three months ended
	September 30, 2006	June 30, 2006	September 30, 2005
Revenue (as reported)	$149,688	$149,351	$131,223
Plus: Certain Revenue Included in Discontinued Operations	7,911	7,944	7,586
Total Revenues	$157,599	$157,295	$138,809

	For the three months ended
	September 30, 2006	June 30, 2006	September 30, 2005
Direct expense (as reported)	$49,278	$47,795	$45,280
Plus: Certain Direct Expenses Included in Discontinued Operations	2,595	2,468	2,288
Total Direct Expense	$51,873	$50,263	$47,568

	For the three months ended
	September 30, 2006	June 30, 2006	September 30, 2005
Selling, general and administrative (as reported)	$67,002	$67,031	$63,853
Plus: Certain SG&A Included in Discontinued Operations	4,152	3,619	4,112
Total SG&A Excluding Stock Based Compensation	$71,154	$70,650	$67,965

RCN Corporation
Non-GAAP Reconciliation
(Continued)

(2) EBITDA is defined as net income (loss) plus cumulative effect of change in accounting for legal fees, certain income (loss) from discontinued operations net of tax, income tax expense, other income net, loss on early extinguishment of debt, (loss) gain on sale of assets, gain on sale of investment in unconsolidated entity, interest expense, investment income, depreciation and amortization, non-cash stock based compensation and other special items including non-cash issuance of warrants, impairments, exit costs and other charges. EBITDA margin represents EBITDA divided by total revenues. We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the cable industry. EBITDA as defined above may not be similar to EBITDA measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations.

	For the three months ended			Guidance
($ in thousands)	September 30, 2006	June 30, 2006	September 30, 2005	For the year ended December 31, 2006
Net loss	$(22,831)	$(25,308)	$(42,097)	$(14,100 - $12,100)
Certain loss from discontinued operations, net of tax	1,023	904	1,648	4,400
Income tax expense	-	-	14	7,500
Other income, net	(3)	(13)	(853)	-
Loss on early extinguishment of debt	-	3,184	-	20,000
(Loss) gain on sale of assets	47	414	(35)	2,000
Gain on sale of investment in unconsolidated entity	-	-	-	(125,000)
Interest expense	4,295	4,944	10,712	24,000
Investment income	(1,347)	(1,335)	(1,491)	(5,800)
Depreciation and amortization	47,813	46,982	47,094	192,000
Non-cash stock based compensation	4,287	4,507	3,974	20,000
Impairments, exit costs & restructuring	1,288	2,103	4,310	5,000
EBITDA	$34,572	$36,382	$23,276	$130,000 - $132,000
EBITDA Margin	21.9%	23.1%	16.8%

(3) Average monthly revenue per customer, or ARPC, is an industry metric that measures revenues, excluding certain commercial and other residential revenue (consisting of dial-up and reciprocal compensation) per period divided by the average number of customers during that period. We believe that ARPC provides useful information concerning the appeal of our service offerings and our rate plans. ARPC as defined above may not be similar to ARPC measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. ARPC reflects the new customer and RGU reporting methodology effective as of January 1, 2006; amounts may not be comparable to those reported prior to December 31, 2005.

	For the three months ended
	September 30, 2006	June 30, 2006	September 30, 2005
Total Revenues	$157,599	$157,295	$138,809
Less: Certain Commercial Revenue	(17,371)	(16,943)	(6,758)
Less: Other Residential Revenue	(4,324)	(4,459)	(6,205)
Customer Revenues	$135,904	$135,893	$125,846
ARPC	$108	$109	$102

RCN Corporation
Non-GAAP Reconciliation
(Continued)

(4) Free cash flow represents EBITDA less capital expenditures, net interest paid, income taxes paid and net changes in working capital. We believe that free cash flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and our ability to fund scheduled debt maturities and other financing activities. Free cash flow as defined may not be similar to free cash flow measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to but not as a substitute for the information contained in our statements of cash flows.

	For the three months ended
	September 30, 2006	June 30, 2006	September 30, 2005
Net cash provided by (used in) by operating activities	$39,027	$16,410	$10,923
Unrealized appreciation (depreciation) on investments	186	7	21
Net Cash provided by (used in) investing activities	(48,313)	2,680	(37,658)
Proceeds from sale of assets	(539)	(242)	(319)
Investment in acquisition	1,202	(227)	-
Decrease (increase) in investments restricted for debt service	42	(1,197)	(3,411)
Changes in short-term investments	18,965	(17,551)	11,830
Free Cash Flow	$10,570	$(120)	$(18,614)

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